UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/18/2011

VMware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33622

Delaware	94-3292913
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

(650) 427-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 18, 2011, Richard McAniff, VMware Inc.'s Co-President, Products and Chief Development Officer, transitioned to the role of Strategic Advisor to the CEO, effective immediately.

As part of the transition, VMware agreed to amend his letter agreement dated March 19, 2009 (the "Letter Agreement") to accelerate the vesting of the stock option award granted to Mr. McAniff in connection with his initial hiring with respect to 50% of the unvested portion of such award, effective as of July 18, 2011. The remaining unvested stock options shall continue to vest in accordance with their terms at a reduced rate such that only 50% of the shares that are scheduled to vest on each vesting date shall vest. Mr. McAniff's initial restricted stock unit awards will continue to vest in accordance with their terms and upon Mr. McAniff's termination of employment from VMware, 50% of the unvested portion of such awards shall immediately vest upon such termination of employment.

In accordance with the original Letter Agreement, Mr. McAniff's transition into the new role as Strategic Advisor to the CEO would otherwise have entitled him to the accelerated vesting effective upon his termination of employment for Good Reason, as such term is defined in the letter agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: July 19, 2011	By:	/s/ Mark S. Peek
Mark S. Peek
Chief Financial Officer and Co-President, Business Operations